Exhibit 5.2

CONSENT OF PORTFOLIO CONSULTANT

To the Sponsor, Trustee and Holders
Equity Focus Trusts—Trilogy Advisors Global Communications
Portfolio, 2002 Series B (the “Trust”)

We hereby consent to the use of our name “Trilogy Advisors, LLC” and references to our firm in the Prospectus for the Trust.

TRILOGY ADVISORS, LLC

/S/ ANDREW GORDON

New York, New York
August 21, 2002